SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CBEYOND COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

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320 Interstate North Parkway, Suite 300

Atlanta, Georgia 30339

(678) 424-2400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2006

The Annual Meeting of Stockholders of Cbeyond Communications, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 23, 2006, at 9:30 a.m., local time, at Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia 30339, for the following purposes:

1. To elect the Class I director to hold office until the 2009 annual meeting of stockholders (or until such time as his successor is elected and qualified or his earlier resignation, death, or removal from office).

2. To amend the Second Amended and Restated Certificate of Incorporation in order to change the name of the Company from “Cbeyond Communications, Inc.” to “Cbeyond, Inc.”

3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

The Board of Directors has fixed April 28, 2006, as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed 2005 Annual Report to Stockholders for the fiscal year ended December 31, 2005.

You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

J. Robert Fugate, Chief Financial Officer

May 12, 2006

Atlanta, Georgia

320 Interstate North Parkway, Suite 300

Atlanta, Georgia 30339

(678) 424-2400

PROXY STATEMENT

The Board of Directors of Cbeyond Communications, Inc. (the “Company”), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 23, 2006, at 9:30 a.m., local time, at Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia 30339, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders are first being mailed to stockholders on or about May 16, 2006.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company as of 5:00 p.m., April 28, 2006 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 26,674,862 shares of common stock, par value $0.01 per share (the “Common Stock”).

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. Except in very limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, our Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Proxies

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	delivering written notice of revocation to the Company, Attention: Kurt Abkemeier;

•	delivering a duly executed proxy bearing a later date to the Company; or

•	attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram. The Company does not expect to pay special fees to a third party proxy solicitor.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently comprises seven members divided into three classes. Each year at the annual meeting, the stockholders will elect the members of each class to a three-year term of office. The term of office of the Class I directors expires at this year’s Annual Meeting, the term of office of the Class II directors expires at the 2007 annual meeting, and the term of office of the Class III directors expires at the 2008 annual meeting, or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death, or removal from office.

Nominees for election to the Board shall be approved by a majority of the votes cast by holders of the Common Stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Our Class I directors are to be elected at this year’s Annual Meeting. On April 25, 2006, Mr. Anthony M. Abate informed us that he will not stand for re-election as a director upon the expiration of his term this year. As such, our Class I will contain two director vacancies until such time as our board of directors identifies and appoints additional directors to fill the vacancies. On April 25, 2006, the Board also elected Mr. David A. Rogan as a Class III director (term expiring in 2008). The Board has not determined whether Mr. Rogan will serve on any of its committees. With Mr. Rogan’s election, the Board has eight directors and one vacancy. The following table lists our directors and the classes in which they serve:

Class I (Term Expiring 2006)	Class II (Term Expiring 2007)	Class III (Term Expiring 2008)
Anthony M. Abate James N. Perry, Jr.	John Chapple D. Scott Luttrell Robert Rothman	James F. Geiger Douglas C. Grissom David A. Rogan

Our board of directors has approved the nomination of Mr. Perry as Class I director for election at the Annual Meeting to serve until the annual meeting of stockholders in the year 2009 (or until such time as his successor is elected and qualified or his earlier resignation, death, or removal from office).

Set forth below are the names and other information pertaining to the Board’s nominees and other directors whose terms of office will continue after the annual meeting:

James F. Geiger, age 47, has been our Chairman, President and Chief Executive Officer since he founded Cbeyond in 1999. Prior to founding Cbeyond, Mr. Geiger was Senior Vice President and Chief Marketing Officer of Intermedia Communications. Mr. Geiger was also in charge of Digex, Intermedia’s complex web-hosting organization, since acquisition and until just prior to its carve-out IPO. Before he joined Intermedia, Mr. Geiger was a founding principal and CEO of FiberNet, a metropolitan area network provider, which was sold to Intermedia in 1996. In the 1980’s Mr. Geiger held various sales and marketing management positions at Frontier Communications, Inc. He began his career at Price Waterhouse (now PricewaterhouseCoopers LLP) and received a bachelor’s degree in public accounting and pre-law from Clarkson University. In addition, Mr. Geiger currently serves as Vice Chairman of the board of directors of Comptel/ALTS, the leading trade association representing competitive facilities-based telecommunications services providers, and formerly served as Chairman of ALTS, prior to its merger with Comptel. Mr. Geiger also serves on the board of directors of the Marist School, an independent Catholic School of the Marist Fathers and Brothers, and the Hands On Network, a national volunteer organization that promotes civic engagement in communities.

John Chapple, age 53, became a director in March 2004. Mr. Chapple has served as President, Chief Executive Officer and Chairman of the board of directors of Nextel Partners and its subsidiaries since August

1998. Mr. Chapple has over 24 years of experience in the wireless communications and cable television industries. From 1978 to 1983, he served on the senior management team of Rogers Cablesystems before moving to American Cablesystems as senior vice president of operations from 1983 to 1988. From 1988 to 1995, he served as executive vice president of operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. From 1995 to 1997, Mr. Chapple was the president and chief operating officer for Orca Bay Sports and Entertainment in Vancouver, B.C. Orca Bay owned and operated Vancouver’s National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena and retail interests. Mr. Chapple is the past chairman of Cellular One Group and the Personal Communications Industry Association, past vice-chairman of the Cellular Telecommunications & Internet Association and has been on the Board of Governors of the NHL and NBA. Mr. Chapple is currently on the Syracuse University Maxwell School Board of Advisors and the Fred Hutchinson Cancer Research Business Alliance board of governors. Mr. Chapple received a bachelor’s degree from Syracuse University and a graduate degree from Harvard University’s advanced Management Program.

Douglas C. Grissom, age 39, became a director in 2000 as a designee of Madison Dearborn Partners. Prior to joining Madison Dearborn Partners, Mr. Grissom was with Bain Capital, Inc., McKinsey & Company, Inc. and Goldman, Sachs & Co. Mr. Grissom concentrates on investments in the communications industry and currently serves on the boards of directors of Intelsat, Ltd. and Great Lakes Dredge & Dock Corporation. Mr. Grissom received a bachelor’s degree from Amherst College and an MBA from Harvard Business School.

D. Scott Luttrell, age 51, became a director in 2000 and is the designee of Battery Ventures, Madison Dearborn Partners and Vantage Point Venture Partners. Mr. Luttrell is the founder of LCM Group, Inc., an investment company based in Tampa, Florida and specializing in funds management and financial consulting services, alternative asset, private equity and real estate investing. Since 1988, Mr. Luttrell has served as CEO of LCM Group, Inc. Mr. Luttrell served from 1991 through 2000 as principal and senior officer of Caxton Associates, LLC, a New York based diversified investment firm. Mr. Luttrell’s responsibilities with Caxton included Senior Trading Manager, Director of Global Fixed Income and a senior member of the firm’s portfolio risk management committee. Mr. Luttrell has diverse investment experience in private equity, foreign exchange, fixed income and the alternative investment asset class. Prior to joining Caxton, Mr. Luttrell was a member at the Chicago Board of Trade, where he was involved in various trading and investment activities as an officer and partner of Chicago based TransMarket Group and related entities. Mr. Luttrell received a bachelor’s degree in Business Administration/Finance from Southern Methodist University in Dallas, Texas.

James N. Perry, Jr., age 45, became a director in 2000 as a designee of Madison Dearborn Partners. Mr. Perry serves as a managing director at Madison Dearborn Partners, which he co-founded. Previously, Mr. Perry was with First Chicago Venture Capital. Mr. Perry concentrates on investments in the communications industry and currently serves on the boards of directors of Band-X, Cinemark, Inc., Intelsat, Ltd., Madison River Telephone Company and Nextel Partners. Mr. Perry received his bachelor’s degree from the University of Pennsylvania and his MBA from the University of Chicago.

David A. Rogan, age 48, is Vice President of Cisco Systems, Inc. He is responsible for managing Cisco’s growing captive finance company and wholly-owned subsidiary, Cisco Systems Capital, where he also serves as its President and General Manager. Mr. Rogan previously served as Vice President, Treasurer for Cisco Systems and was responsible for worldwide treasury needs which include: funding and project financing; portfolio management; day-to-day cash management; risk management; global bank relations; foreign exchange and interest rate risk management; and stock administration. Prior to joining Cisco, Mr. Rogan was the Assistant Treasurer at Apple Computer, Inc. for more than four years, where his major responsibilities were worldwide funding, investments, and financial market risk management. He also spent more than five years with General Motors in New York in various treasury-related positions, including Director of Foreign Exchange and International Cash Management most recently. Mr. Rogan has a B.S. degree from the University of Connecticut and an MBA from the University of Chicago.

Robert Rothman, age 53, became a director in 2004 as a designee of certain of our investors. Mr. Rothman is Chairman and Chief Executive Officer of Black Diamond Group, Inc. and Chairman of Florida Bank Group in Tampa, Florida. He was Chairman of the Board and Chief Executive Officer of Consolidated International Group, Inc., which owned and operated insurance companies in Europe and North America, from 1987 to 1999. Prior to founding the Consolidated Group of companies in 1987, he was Executive Vice President and Chief Financial Officer of Beneficial Insurance Group. Mr. Rothman is a member of the Advisory Council for the University of Chicago Graduate School of Business; Vice-Chairman of the Board of H. Lee Moffitt Cancer Center & Research Institute Hospital, Inc.; and Chairman of the Board of Trustees of the Academy of the Holy Names. Mr. Rothman obtained a B.A. Degree in Economics from Queens College of the City University of New York and an MBA in Finance from the University of Chicago, Graduate School of Business.

Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors met 15 times during 2005. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the Board during 2005, except Messrs. Chapple and Perry. Each director, during his term as director, attended at least 75% of the aggregate number of meetings of the committees of the Board during 2005 of which he was a member, except Mr. Chapple. During 2005, the Board had a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Abate, Luttrell and Perry, all of whom are independent members of our Board. Mr. Luttrell serves as the chairman of this committee. Our Board has adopted a charter governing the activities of the Nominating and Corporate Governance Committee. The charter of the Nominating and Corporate Governance Committee may be located on the Company’s website at www.cbeyond.net. Pursuant to its charter, the Nominating and Corporate Governance Committee’s tasks include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the composition and organization of the Board, conducting succession planning regarding the Chief Executive Officer and other senior officer positions of the Company and overseeing the Board in its annual review of Board performance. The committee also develops and recommends to the Board corporate governance principles applicable to the Company. Board candidates are considered based upon various criteria, such as knowledge, perspective, professional and personal integrity, experience in corporate management, experience in the relevant industry, mature business judgment, relevant specific industry, social policy or regulatory affairs knowledge, and any other factors appropriate in the context of an assessment of the committee’s understood needs of the Board at that time.

The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. Currently, the Company has no search firm under retainer.

The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not to date adopted a formal process because it believes that the informal consideration process has been adequate to date. The committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Secretary of the Company Mr. Fugate, not earlier than 90 calendar days but not later than 70 calendar days in advance of the first anniversary of the preceding year’s annual meeting, in order to assure time for meaningful consideration by the committee. See also “Notice of Stockholder Business and Nominations” of the Company’s Bylaws for requirements for proposals.

The Nominating and Corporate Governance Committee did not meet during 2005 and did not act by written consent.

The nominee for director being voted upon at the Annual Meeting is standing for re-election.

Stockholder Communication with Board Members

Although the Company has not to date developed formal processes by which stockholders may communicate directly to directors, it believes that the informal process, in which stockholder communications that are received by the Secretary for the Board’s attention, or summaries thereof, will be forwarded to the Board has served the Board’s and the stockholders’ needs. In view of Securities and Exchange Commission’s (the “SEC”) disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communications to the Board should be sent to it in care of Mr. Fugate, the Secretary.

Code of Ethics

The Company’s code of ethics may be found on the Company’s website at www.cbeyond.net. The Company shall provide to any person without charge, upon request, a copy of such code of ethics, if a request is sent to the Company in care of Mr. Fugate, the Secretary.

Board Member Attendance at Annual Meetings

The Company encourages all of its directors to attend the Annual Meeting of Stockholders. The Company plans to hold board meetings coincident with the Annual Meeting to minimize director travel obligations and facilitate their attendance at the stockholders’ meeting.

Director Independence

The listing standards of the Nasdaq Stock Market (“Nasdaq”) require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable rules and regulations of the SEC and the Nasdaq listing standards, the Board has determined that all of the directors are independent, other than Mr. Geiger.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Grissom, Luttrell and Rothman, each of whom is independent as the term “independence” is defined in the applicable listing standards of Nasdaq and Rule 10A-3 under the Exchange Act. Mr. Grissom serves as the chair of this committee. The Board has determined that Mr. Rothman qualifies as an audit committee financial expert, as that term is defined in the Exchange Act and any similar requirements of Nasdaq. The responsibilities of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	appointing the independent auditors, determining the compensation of the independent auditors and pre-approving the engagement of the independent auditors for audit or non-audit services;

•	having oversight of our independent auditors, including reviewing the independence and quality control procedures and the experience and qualifications of our independent auditors’ senior personnel that are providing us audit services;

•	meeting with the independent auditors and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•	reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of our auditors and our reporting policies and practices, and reporting recommendations to our full Board of Directors for approval;

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the reports required by the rules of the SEC to be included in our annual proxy statement.

The Audit Committee met 17 times during 2005 and did not act by written consent. The charter of the Audit Committee is attached hereto as Appendix A.

Audit Committee Report

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2005.

We have discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants, the Securities and Exchange Commission and the Public Company Accounting Oversight Board, including those required by the Statement on Auditing Standards No. 61.

We have received and reviewed the letter from Ernst & Young LLP required by the Independence Standards Board, and have discussed with Ernst & Young LLP their independence, including the written disclosures and letter required by Independence Standard No. 1 of the Independence Standards Board.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee:

Douglas C. Grissom

D. Scott Luttrell

Robert Rothman

Compensation Committee

The Compensation Committee consists of Messrs. Abate, Chapple and Grissom, each of whom is independent in accordance with the applicable rules and regulations of the SEC and Nasdaq. This committee is responsible for determining compensation for our executive officers and other employees, and administering the compensation programs. The Compensation Committee met five times during 2005 and did not act by written consent.

Director Compensation

In 2005, we paid annual retainers of $10,000 to each of Messrs. Abate, Chapple, Luttrell, and Rothman for board membership and $5,000 for membership on each committee. In addition, these directors each received $1,000 for each board meeting attended in person and $500 for each board meeting attended telephonically. We have not historically provided additional compensation for committee meeting attendance. We reimburse non-management directors for reasonable expenses they incur to attend board and committee meetings.

In 2004, Messrs. Luttrell and Chapple each received a grant of 25,773 options, and Mr. Abate received a grant of 8,505 options and a grant of 17,268 options. Each option grant has an exercise price equal to the fair market value of our common stock on the date of the grant, and one-third of the options cliff vest on the one year anniversary of the grant. Messrs. Grissom, Perry, and Rothman have not received option grants for their service as directors. Future equity awards to directors will be within the discretion of our board of directors.

Our Compensation Committee establishes and periodically reviews our policies for director compensation. We do not maintain a medical, dental, or retirement benefits plan for our directors.

EXECUTIVE OFFICERS

Set forth below is certain information concerning the executive officers of the Company. Biographical information on Mr. Geiger is included under “Proposal No. 1—Election of Directors.” All executive officers hold office until a successor is chosen and qualified.

J. Robert Fugate, age 45, has been our Executive Vice President and Chief Financial Officer since 2000. Mr. Fugate leads our financial and accounting operations, business development and investor relations, and is a founder of Cbeyond. From 1988 until the founding of Cbeyond, Mr. Fugate served as chief financial officer for several telecommunications and technology companies, including Splitrock Services, Inc., a nationwide Internet and data network services provider, and Mobile Telecommunication Technologies Corp. (later SkyTel Communications Corp.), or Mtel, an international provider of wireless data services. Prior to joining to joining the Company, Mr. Fugate oversaw numerous public securities offerings, as well as other financial transactions, and was previously an investment banker at Prudential-Bache Securities. He began his career at Mobile Communications Corporation of America. Mr. Fugate received an MBA from Harvard Business School and a bachelor’s degree from the University of Mississippi.

Robert R. Morrice, age 57, has been our Executive Vice President, Sales and Service since 1999. Mr. Morrice oversees the launch, sales and delivery of our products and services. Prior to co-founding the Company, Mr. Morrice was vice president of retail sales and an officer of Intermedia Communications. Prior to Intermedia, Mr. Morrice served at Sprint Communications in a variety of positions, including Southeast regional director for National Accounts, and led sales efforts for Precision Systems, Inc., a Florida-based telecommunications software company. Mr. Morrice has a bachelor’s degree in social sciences from Campbell University and a master’s degree in education psychology from Wayne State University.

Richard J. Batelaan, age 40, has been our Chief Operations Officer since 2001. Mr. Batelaan manages our operations units including customer care, field operations, systems operations, network operations, network planning, provisioning, service activation and ILEC relations. Before joining the Company in 2001, Mr. Batelaan was co-founder and chief operations officer of BroadRiver Communications, a provider of VoIP, Internet access and virtual private network services, from 1999 to 2001. In 2001, BroadRiver Communications filed for bankruptcy and ceased operations. Previously, Mr. Batelaan spent 12 years with BellSouth, a regional ILEC based in Atlanta. Mr. Batelaan moved to the Internet services arm of the company, BellSouth.net, where he served in numerous roles including director of network operations, director of engineering, vice president of operations and chief operations officer. Mr. Batelaan has a bachelor’s degree in electrical engineering from the Georgia Institute of Technology and a master’s degree in information networking from Carnegie-Mellon University.

Christopher C. Gatch, age 34, joined us in 1999 and is our Chief Technology Officer. Prior to co-founding the Company, Mr. Gatch was vice president of business development, later becoming vice president of product development and then vice president of engineering. Before joining us, Mr. Gatch worked at Intermedia Communications, where his last role was senior director of strategic marketing, focusing on research and development of VoIP alternatives for the company. He also serves on the board of the Cisco BTS 10200 Users Group and the Service Provider Board of the International Packet Communications Consortium, which provides leadership on projects that are of importance to carriers and service providers. Mr. Gatch has a bachelor’s degree in computer engineering from Clemson University and a master’s degree in the management of technology from the Georgia Institute of Technology.

Henry C. Lyon, age 41, joined us in 2004 and serves as our Chief Accounting Officer. Prior to joining the Company, Mr. Lyon was vice president and corporate controller and chief accounting officer for World Access, Inc., a provider of international long distance service focused on markets in Europe, from 2000 to 2004. In April 2001, World Access, Inc. filed for bankruptcy and commenced liquidation proceedings. Mr. Lyon also held positions as vice president and corporate controller for Nova Corporation, as principal for Broadstreet Development Company, LLC and as audit manager for Ernst & Young LLP. Mr. Lyon graduated from the University of Georgia in 1986 with a bachelor degree in Business Administration in Accounting.

Joseph A. Oesterling, age 38, joined us in 2000 and is responsible for the development and support of all of our operational support systems (OSS). He also oversees billing operations and business intelligence solutions. Before joining the Company, Mr. Oesterling held leadership roles in information technology with Capital One, Security Capital Group, Booz-Allen & Hamilton, Sony and IBM. Mr. Oesterling is a member of the User Steering Committee for Daleen and a member of the Customer Advisory Board for NeuStar. Mr. Oesterling holds an MBA from the University of Texas at Austin and a bachelor of science degree in computer science from Purdue University.

Brooks A. Robinson, age 34, joined us in 2000 and serves as our Chief Marketing Officer. He leads our marketing organization, including business strategy, product marketing, sales operations and communications. Prior to co-founding the Company, Mr. Robinson worked for Cambridge Strategic Management Group (CSMG), a strategy consulting firm in Boston, where he managed consulting engagements that focused on strategy development and business case due diligence for the telecom and high tech sectors. Previously, Mr. Robinson managed consulting engagements for Deloitte Consulting in Toronto and held various engineering positions at Nortel Networks in Ottawa. Mr. Robinson holds a bachelor of applied science degree in electrical engineering and management science from the University of Waterloo (Canada) and the University of Queensland (Australia).

Brian E. Craver, age 37, joined us in 1999 and serves as our Vice President of Sales, where he is responsible for our direct and indirect sales channels, sales operations and sales analysis. Prior to co-founding the Company, Mr. Craver was senior director of ISP sales for Intermedia Communications. Previously, Mr. Craver was a business services manager for Sprint Corporation and held sales positions with Telus Communications. Mr. Craver studied engineering and business finance at Florida State University.

Kurt J. Abkemeier, age 36, joined us in June 2005 and serves as our Vice President of Finance and our Treasurer. Prior to joining the Company, Mr. Abkemeier was director of finance and strategic planning at

AirGate PCS, Inc., a regional wireless telecommunications service provider. Mr. Abkemeier also held various senior management positions within telecommunications-related companies and was a senior sell-side research analyst at JP Morgan & Co. analyzing telecommunications companies. Mr. Abkemeier graduated with a bachelor of science degree in applied economics from Cornell University.

Julia O. Strow, age 47, joined us in 2000 and is our Vice President of Regulatory and Legislative Affairs. She is responsible for building our Government and Industry Relations organization with primary responsibility for our advocacy with government agencies (e.g., federal and state regulatory commissions, Congress and state legislatures) and for our compliance with federal and state regulations. Prior to joining the Company, Ms. Strow was affiliated with Intermedia Communications in a regulatory position. Ms. Strow also held positions in BellSouth’s regulatory department as well as product management positions in BellSouth’s Carrier Marketing organization. Ms. Strow has been extremely active in various FCC proceedings working on behalf of Cbeyond and represents us with national industry associations representing our interests in Washington, D.C. Ms. Strow graduated from the University of Texas in 1981 with a bachelor of science in communications.

EXECUTIVE COMPENSATION

The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Chief Executive Officer and each of the four other most highly compensated executive officers, or the named executive officers, whose annual compensation equaled or exceeded $100,000 as of December 31, 2005.

Summary Compensation Table

				Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Restricted Stock Awards ($)	Securities Underlying Options (#)
James F. Geiger	2005	300,000	149,505		282,422
Chairman, President and Chief Executive Officer	2004	256,000	125,453		0

J. Robert Fugate	2005	220,000	99,000		54,123
Chief Financial Officer, Executive Vice President	2004	200,000	76,230		0

Robert R. Morrice	2005	220,000	76,746		38,659
Executive Vice President, Sales and Service	2004	200,000	76,230		0

Christopher C. Gatch	2005	180,000	53,822		24,484
Chief Technology Officer	2004	166,155	49,847		0

Richard J. Batelaan	2005	180,000	53,822		23,195
Chief Operations Officer	2004	167,723	54,795		0

Henry C. Lyon	2005	180,000	53,822		5,154
Chief Accounting Officer	2004	166,155	27,859		33,504

Joseph A. Oesterling	2005	180,000	53,822		24,484
Chief Information Officer	2004	166,155	49,847		0

Brooks A. Robinson	2005	180,000	53,822		24,484
Chief Marketing Officer	2004	166,155	49,847		0

James T. Markle(1)	2005	—	—		2,577
Executive Vice President, Networks and Technology	2004	200,000	76,230		0

(1)	We deeply regret that Mr. Markle passed away in March 2005.

Option Grants in Fiscal 2005

The following table shows information regarding individual option grants to our named executive officers during the fiscal year ended December 31, 2005. Options were granted at an exercise price equal to the fair market value of the shares at the time of issuance. The term of each option granted is generally four years from the date of grant. Options may terminate before expiration dates if the option holder’s employment is terminated prior to the option vesting:

		Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2005 (1)	Exercise or Base Price ($/Sh) (2)	Expiration Date	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (3)
					5% ($)	10% ($)
James F. Geiger	282,422	29.08%	$11.834	2/15/15	$2,101,880	$5,326,577
J. Robert Fugate	54,123	5.57%	$11.834	2/15/15	$402,802	$1,020,779
Robert R. Morrice	38,659	3.98%	$11.834	2/15/15	$287,713	$729,122
Christopher C. Gatch	24,484	2.52%	$11.834	2/15/15	$182,218	$461,777
Richard J. Batelaan	23,195	2.39%	$11.834	2/15/15	$172,625	$437,466
Henry C. Lyon	5,154	0.53%	$11.834	2/15/15	$38,358	$97,206
Brooks A. Robinson	24,484	2.52%	$11.834	2/15/15	$182,218	$461,777
Joseph A. Oesterling	24,484	2.52%	$11.834	2/15/15	$182,218	$461,777
James T. Markle	2,577	0.27%	$11.834	2/15/15	$19,179	$48,603

(1)	The percentage of total options granted to employees is based on an aggregate of 971,235 shares subject to options granted to our employees in 2005.
(2)	The exercise price per share reflects the fair market value of the Common Stock at the time of issuance.
(3)	The options have ten-year terms, subject to earlier termination upon death, disability or termination of employment. The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant represents the fair value of a share of Common Stock on that date, that the value appreciates annually at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

The following table shows information regarding option exercises by our named executive officers during the fiscal year ended December 31, 2005, and the value and number of options to purchase our Common Stock unexercised and outstanding as of December 31, 2005. Also included is the value and number of exercisable and unexercisable options held as of December 31, 2005 by such named executive officers:

•	“Exercise” means an employee’s acquisition of shares of Common Stock, “exercisable” means options to purchase shares of Common Stock which have already vested and which are subject to exercise, and “unexercisable” means all other options to purchase shares of Common Stock which have not vested.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-The-Money Options at Fiscal Year-End($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James F. Geiger	—	$—	864,479	365,067	$5,549,634	$530,581
J. Robert Fugate	—	—	193,070	74,049	1,239,227	127,925
Robert R. Morrice	—	—	166,045	51,823	1,065,726	84,513
Christopher C. Gatch	—	—	74,452	30,159	477,577	36,414
Richard J. Batelaan	—	—	50,527	29,731	323,138	41,942
Henry C. Lyon	—	—	8,377	30,281	0	0
Joseph A. Oesterling	—	—	50,008	30,429	318,894	38,148
Brooks A. Robinson	—	—	50,301	26,690	321,282	33,403
James T. Markle	—	—	108,008	0	693,212	0

Equity Plan Information

2005 Equity Incentive Award Plan

As of December 31, 2005, we were authorized to grant awards under our 2005 Equity Incentive Award Plan (the “2005 Plan”) with respect to 2,109,614 shares of our Common Stock. The 2005 Plan provides for the grant or issuance of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. The principal purposes of the 2005 Plan are to provide incentives for our officers, employees and consultants, as well as the officers, employees and consultants of any of our subsidiaries. We believe that grants of options, restricted stock and other awards will stimulate their personal and active interest in our development and financial success, and induce them to remain in our employ or continue to provide services to us. In addition to awards made to officers, employees or consultants, the 2005 Plan permits us to grant options to our directors.

The 2005 Plan is administered by the Compensation Committee, which has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2005 Plan. Our Compensation Committee is also authorized to adopt, amend or rescind rules relating to administration of the 2005 Plan. Our Board may at any time abolish the Compensation Committee and revest in itself the authority to administer the 2005 Plan. The full Board administers the 2005 Plan with respect to awards to non-employee directors.

The following summary of the 2005 Plan is qualified in its entirety by reference to the text of the 2005 Plan, which is filed herewith as Exhibit 10.10.

Options and restricted stock awards are typically subject to vesting over four years, with 0% of the award vested on the grant date, and 25% of the award vesting on each subsequent anniversary of the grant date. Unless terminated sooner by our Board, the 2005 Plan will terminate on the tenth anniversary of the date it was adopted by our Board.

Restricted stock entitles recipients to our Common Stock, generally subject to a risk of forfeiture upon termination of employment or if other conditions and restrictions are not met. SARs may be granted in connection with stock options or other awards, or separately, and typically provide for payments to the holder based upon increases in the price of our Common Stock over the exercise price of the related option or other award, but alternatively may be based upon criteria such as book value. Stock payments may be granted in the form of Common Stock or an option or other right to purchase Common Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the key employee or consultant. Nonqualified stock options provide for the right to purchase shares of our Common Stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by our Compensation Committee. Incentive stock options provide for the right to purchase shares of our Common Stock at a specified price which may not be less than fair market value on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within the 10 years after the date of grant. Performance awards, which include phantom stock awards and bonus awards, entitle recipients to cash or to acquire our Common Stock upon the attainment of specific performance goals.

As of December 31, 2005, a total of 596 of our employees, former employees, officers, directors and consultants held options to purchase 3,642,656 shares of our Common Stock, and 2,109,614 shares of our Common Stock remain available for future issuance under the 2005 Plan. In addition, the 2005 Plan contains an evergreen provision that allows for an annual increase in the number of shares available for issuance on January 1 of each year during the ten-year term of the 2005 Plan, beginning on January 1, 2006. On December 30, 2005 the closing price of the Company’s Common Stock on Nasdaq was $10.30 per share.

We issue our employees options to purchase common stock under our 2005 Equity Incentive Award Plan (the “2005 Plan”), which has been approved by our stockholders. The following table provides information as of December 31, 2005 regarding outstanding options and shares reserved for future issuance under the 2005 Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders		$
2005 Equity Incentive Award Plan	361,241	$11.9203	2,109,614
2002 Equity Incentive Award Plan(1)	3,277,036	$6.0048	—
2000 Equity Incentive Award Plan(1)	4,379	$13.4345	—
Equity compensation plans not approved by security holders	—	—	—
Total	3,642,656	$6.6004	2,109,614

(1)	Shares remaining for issuance under the 2002 Equity Incentive Award Plan and the 2000 Equity Incentive Award Plan were rolled into the 2005 Plan, pursuant to our registration statement on Form S-8 (File No. 333-129556) filed with the SEC on November 8, 2005.

EMPLOYMENT AGREEMENTS

We have executed employment agreements with each of our executive officers. Each of these employment agreements provides for:

•

in the event that the executive is terminated without cause or if the executive resigns with good reason, continued payment to the executive of his or her base salary for 12 months, accelerated vesting of 20%

of each of the executive’s stock awards on the date of termination and, with respect to stock awards granted to the executive on or after the effective date of the employment agreement, a one-year period for the executive to exercise such stock awards following the date of termination (two years in the case of Mr. Geiger);

•	in the event of the executive’s death or if the executive is terminated without cause or resigns with good reason following certain change of control events, immediate vesting of all of the executive’s unvested stock awards;

•	in the event the executive’s employment is terminated as a result of his or her disability, accelerated vesting of the executive’s unvested stock awards so that 60% of each such stock award is vested as of the date of termination (if not already vested to that percentage); and

•	nondisclosure of our confidential information and, after the termination of the executive’s employment with us, non-solicitation of our employees and a one-year non-compete.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following report is provided by the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors on remuneration of certain executive officers of the Company, including the executive officers named in the Summary Compensation Table set forth in this Proxy Statement (such named executives, the “Named Executive Officers”). The Compensation Committee met five times in fiscal year 2005.

Executive Compensation Philosophy. The Board of Directors believes that compensation paid to executive officers should be aligned with the Company’s efforts to reach its short and long term goals and should facilitate the Company in attracting and retaining qualified and motivated executives. Based on this philosophy, it is the view of the Board that compensation for executive officers should consist of a combination of salary, cash bonuses, equity awards and other employment benefits. In late 2005, the Compensation Committee retained the services of a compensation consultant to assist it in structuring these components for 2006 executive compensation levels. In addition, the Company has employment agreements with each of its named executive officers, as discussed above.

Salary and Cash Compensation. The Compensation Committee reviews base salaries for executive officers on an annual basis and increases are based upon comparison with Company peer group pay levels, individual performance and level of responsibility. The Compensation Committee set 2005 executive salaries at levels consistent with these criteria. Based on the Compensation Committee’s evaluation of the factors above, the Compensation Committee approved the 2005 annual base salary of $300,000 for Mr. Geiger, the Company’s Chairman, President and Chief Executive Officer, and the 2005 base salary of $220,000 for Mr. Fugate, the Company’s Chief Financial Officer.

Bonus. During 2005, the Company’s executives are eligible to receive cash bonuses pursuant to the terms of their employment agreements or as otherwise determined pursuant to the Company’s bonus plan. The Compensation Committee views cash bonuses as a means of tying a portion of each participant’s compensation to the Company’s operating and financial performance. The Company’s 2005 bonus plan based bonus payments for all employees, including executives, on attainment of revenue, adjusted EBITDA goals and free cash flow objectives.

Stock Options. The Board of Directors believes that equity-based compensation causes Company executives to have an ongoing stake in the long-term success of the Company. The 2005 Equity Incentive Award Plan (the “2005 Plan”), was designed to optimize the Company’s profitability and growth over the longer term. In 2005, the Compensation Committee considered the value of options awarded to comparable positions in peer group companies, individual and Company performance, the number of total and vested options currently held by the officers, the allocation of overall share usage attributed to executive officers and the historic relative proportion of long-term incentives within the total compensation mix. Following this analysis, the Compensation Committee in 2005 recommended that stock options be granted to each of the executive officers.

Long-Term Incentive Compensation

As of December 31, 2005, we were authorized to grant awards under our 2005 Plan with respect to 2,109,614 shares of our Common Stock. The 2005 Plan provides for the grant or issuance of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. The principal purposes of the 2005 Plan are to provide incentives for our officers, employees and consultants, as well as the officers, employees and consultants of any of our subsidiaries. We believe that grants of options, restricted stock and other awards will stimulate their personal and active interest in our development and financial success, and induce them to remain in our employ or continue to provide services to us. In addition to awards made to officers, employees or consultants, the 2005 Plan permits us to grant options and other equity incentives to our directors.

Options and restricted stock awards are typically subject to vesting over four years, with 0% of the award vested on the grant date, and 25% of the award vesting on each subsequent anniversary of the grant date. Unless terminated sooner by our Board, the 2005 Plan will terminate on the tenth anniversary of the date it was adopted by our Board. The options have four-year terms and are granted at or above fair market value as determined by the Board of Directors.

On an annual basis, the Compensation Committee reviews and approves the amount of each executive’s stock option grant. In making its determinations, the Committee considers factors such as market data, the results achieved by the executive for the prior year, the executive’s base salary, and the Committee’s appraisal of the future potential of long-term contributions of the executive. An appraisal of the executive from the Company’s Chief Executive Officer is also taken into consideration.

Tax Deductibility of Compensation

Section 162(m) of the Code limits the Company’s federal income tax deduction for certain executive compensation in excess of $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers. The $1,000,000 deduction limit does not apply, however, to “performance-based compensation” as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. The Compensation Committee recognizes the possibility that if the amount of the base salary and other compensation of a named executive officer exceeds $1,000,000, it may not be fully deductible for federal income tax purposes. The Compensation Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

Summary

Through the design and management of the Company’s executive compensation policies, as described above, the Compensation Committee believes total compensation of the Company’s executives is linked directly to Company financial performance and stockholder return. In the future, the Committee anticipates that it will continue to emphasize performance-based and stock-based compensation that is consistent with both individual executive performance and that links management and stockholder interests.

The Compensation Committee

Anthony M. Abate

John Chapple

Douglas C. Grissom

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2005:

•	The Compensation Committee was comprised of Messrs. Abate, Chapple and Grissom;

•	None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $60,000;

•	None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•	None of the Company’s executive officers served on the Compensation Committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of March 1, 2006, for:

•	each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•	each of the executive officers named in the Summary Compensation Table;

•	each of our directors and nominees to become a director; and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock held by them. For purposes of this table, the number of shares of Common Stock outstanding as of March 1, 2006 is deemed to be 26,669,992. Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after March 1, 2006, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o Cbeyond Communications, Inc., 320 Interstate North Parkway, Suite 300, Atlanta, Georgia 30339.

Name of Beneficial Owner	Beneficial Ownership
	Number	Percent
Executive Officers and Directors
James F. Geiger (1)	994,163	3.60%
J. Robert Fugate (2)	229,235	*
Robert R. Morrice (3)	183,114	*
Richard J. Batelaan (4)	68,658	*
Brian E. Craver (5)	99,015	*
Christopher C. Gatch (6)	96,534	*
Henry C. Lyon (7)	9,666	*
Brooks A. Robinson (8)	64,371	*
Joseph A. Oesterling (9)	61,924	*
Julia O. Strow (10)	49,466	*
Kurt J. Abkemeier (11)	—	*
Anthony M. Abate (12)	8,505	*
Douglas C. Grissom (13)	5,822,346	21.83%
D. Scott Luttrell (14)	618,579	2.32%
James N. Perry, Jr. (15)	5,822,346	21.83%
John Chapple (16)	8,591	*
Robert Rothman (17)	652,605	2.45%
David A. Rogan (18)	2,000	*
All directors and executive officers as a group (18 persons)	8,968,772	31.57%

Beneficial owners of 5% or more
Madison Dearborn Partners III, L.P. (19)	5,822,346	21.83%
VantagePoint Venture Partners (20)	3,551,392	13.32%
Battery Ventures (21)	3,381,707	12.68%
Cisco Systems Capital Corporation (22)	1,797,999	6.74%

*	Denotes less than 1% beneficial ownership
(1)	Includes options for 936,575 shares of Common Stock.

(2)	Includes options for 207,624 shares of Common Stock.
(3)	Includes options for 175,710 shares of Common Stock.
(4)	Includes options for 57,215 shares of Common Stock.
(5)	Includes options for 83,045 shares of Common Stock.
(6)	Includes options for 81,396 shares of Common Stock.
(7)	Includes options only.
(8)	Includes options for 57,005 shares of Common Stock.
(9)	Includes options for 57,068 shares of Common Stock.
(10)	Includes options for 47,771 shares of Common Stock.
(11)	No securities owned.
(12)	Includes options only.
(13)	Consists of shares owned by Madison Dearborn Capital Partners III, L.P. Mr. Grissom is a Director of Madison Dearborn Partners and as such shares voting and investment power with other directors. Mr. Grissom disclaims beneficial ownership of the shares owned by Madison Dearborn Capital Partners III, L.P.
(14)	Includes options for 8,591 shares. Mr. Luttrell is the Chief Executive Officer and founder of LCM Group, Inc. 118 Capital Fund, Inc. owns 549,986 shares; LCM Profit Sharing Plan owns 9,242 shares; and 2514 Multi-Strategy Fund LP owns 50,760 shares. 118 Capital Fund, Inc., LCM Profit Sharing Plan and 2514 Multi-Strategy Fund LP are part of an affiliated group of investment partnerships commonly controlled by LCM Group, Inc.
(15)	Consists of shares owned by Madison Dearborn Capital Partners III, L.P. Mr. Perry is a Managing Director of Madison Dearborn Partners and as such shares voting and investment power with other directors. Mr. Perry disclaims beneficial ownership of the shares owned by Madison Dearborn Capital Partners III, L.P.
(16)	Includes options only.
(17)	Includes 632,605 shares owned by Black Diamond Capital II, LLC. Mr. Rothman is Chairman and Chief Executive Officer of Black Diamond Capital II, LLC, and as such shares voting and investment power with respect to such shares.
(18)	Mr. Rogan serves as President of Cisco Systems Capital Corporation and Vice President of Cisco Systems, Inc. Mr. Rogan disclaims beneficial ownership of the shares owned by Cisco Systems Capital Corporation.
(19)	Includes 5,687,523 shares owned by Madison Dearborn Capital Partners III, L.P.; 126,287 shares owned by Madison Dearborn Special Equity III, LP; and 8,536 shares owned by Special Advisors Fund I, LLC. Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, LP and Special Advisors Fund I LLC are part of an affiliated group of investment partnerships and limited liability companies commonly controlled by Madison Dearborn Partners III, L.P. Messrs. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff have joint control over the shares held by Madison Dearborn Partners, and as such, they share voting and investment power with respect to such shares. Messrs. Canning, Jr., Finnegan and Mencoff disclaim beneficial ownership with respect to such shares. The address of this stockholder is c/o Madison Dearborn Partners, Three First National Plaza, Suite 3800, Chicago, IL 60602.
(20)	Includes 1,036,691 shares owned by VantagePoint Venture Partners III(Q), LP; 126,701 shares owned by VantagePoint Venture Partners III, LP; 2,143,101 shares owned by VantagePoint Venture Partners IV(Q), LP; 215,693 shares owned by VantagePoint Ventures Partners IV, LP; and 29,206 shares owned by VantagePoint Venture Partners IV Principals Fund, LP. VantagePoint Venture Partners III(Q), LP, VantagePoint Venture Partners III, LP, VantagePoint Venture Partners IV(Q), LP, VantagePoint Ventures Partners IV, LP and Venture Partners IV Principals Fund, LP are part of an affiliated group of investment partnerships commonly controlled by VantagePoint Venture Partners. Messrs. Alan Salzman and James Marver are managing members of the general partners of the limited partnerships that hold such shares, and as such, they share voting and investment power with respect to such shares. Messrs. Salzman and Marver disclaim beneficial ownership with respect to such shares. The address of this stockholder is c/o VantagePoint Venture Partners, 444 Madison Avenue, 39th Floor, New York, NY 10022.

(21)	Includes 3,115,126 shares owned by Battery Ventures V, LP; 198,943 shares owned by Battery Ventures Convergence Fund, LP; and 67,638 shares owned by Battery Investment Partners V, LLC. Battery Ventures V, LP, Battery Ventures Convergence Fund, LP and Battery Investment Partners V, LLC are part of an affiliated group of investment partnerships and limited liability companies commonly controlled by Battery Ventures. The address of this stockholder is c/o Battery Ventures, 20 William Street, Suite 200, Wellesley, MA 02481.
(22)	Cisco Systems Capital Corporation is a wholly-owned subsidiary of Cisco Systems, Inc. The address of this stockholder is 6005 Plumas Street, Suite 101, Reno, NV 89509.

PERFORMANCE GRAPH

The Company began trading shares of its Common Stock on Nasdaq on November 2, 2005. The chart below compares the relative changes in the cumulative total return of the Company’s Common Stock from November 2, 2005 through December 31, 2005, against the cumulative total return of (1) The Nasdaq Stock Market (US Companies) (the “Broad Index”) and (2) The Nasdaq Telecommunications Index (the “Industry Index”) for the same period. The chart below assumes $100 was invested on November 2, 2005 in our Common Stock, the Broad Index and the Industry Index, with dividends, if any, reinvested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

We have employment agreements with our named executive officers as described in “Proposal No. 1—Employment Agreements.”

Relationship with Cisco Capital and Cisco Systems

Cisco Capital, our former principal lender and one of our principal stockholders, is affiliated with a major supplier of equipment to us. In the year ended December 31, 2005, we purchased approximately $7.5 million of equipment and services from Cisco Systems through financing from Cisco Capital.

We were a party to a credit agreement with Cisco Capital under which we could borrow up to $105.4 million (as amended). When we entered into the credit agreement with Cisco Capital, we granted warrants and other rights to Cisco Capital that permitted Cisco Capital to acquire up to 713,593 shares of our common stock at an exercise price of $0.04 per share and up to 6,435 shares of our common stock at an exercise price of $3.88 per share, at any time on or before March 31, 2010. We paid off all outstanding principal and accrued interest owed under this credit agreement, which was $62.9 million, with part of the proceeds of our initial public offering on November 1, 2005 (filed on Form S-1 on May 16, 2005, as amended, Reg. No. 333-124971) (the “Initial Public Offering”) and terminated the credit facility. All warrants were exercised by Cisco Capital in November 2005.

Relationship with David A. Rogan

David A. Rogan currently serves as president of Cisco Capital and vice president of Cisco Systems. Our relationship with each of Cisco Capital and Cisco Systems is described immediately above.

Registration Rights Agreement

We are party to a registration rights agreement (“Registration Rights Agreement”) with certain of our stockholders, certain of each of their affiliates and certain other individuals. Under the Registration Rights Agreement, for three years after our Initial Public Offering, which was consummated in November 2005, holders of registrable securities, as defined in the Registration Rights Agreement, will have the right to require us to effect registration under the Securities Act of their registrable securities, subject to specific value minimums and our Board of Directors’ right to defer the registration for a period of up to 180 days in certain circumstances. These stockholders also have the right to cause us to register their securities on Form S-3 when it becomes available to us if they propose to register securities having a value of at least $10 million, subject to the Board of Directors’ right to defer the registration for a period of up to 90 days. In addition, if we propose to register securities under the Securities Act, then the stockholders who are party to the Registration Rights Agreement will have a right, subject to quantity limitations we determine, or determined by underwriters if the offering involves an underwriting, to request that we register their registrable securities. We will bear all registration expenses (but only up to $50,000 for registrations on Form S-3) incurred in connection with registrations. We have agreed to indemnify the investors against liabilities related to the accuracy of the registration statement used in connection with any registration effected under the Registration Rights Agreement.

Director Participation in our Initial Public Offering

Concurrently with our Initial Public Offering, we sold shares of our Common Stock worth an aggregate amount of $3.0 million to two of our directors, Messrs. D. Scott Luttrell and Robert Rothman. These directors paid $12.00 per share of Common Stock, the same as the public offering price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its records and other information, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers for 2005 were timely met.

PROPOSAL NO. 2

AMENDMENT OF CERTIFICATE OF INCORPORATION

Our board of directors believes it is advisable and in the best interests of our stockholders to change the name of the Company from “Cbeyond Communications, Inc.” to “Cbeyond, Inc.” in connection with the Company’s ongoing branding and marketing strategy. The proposed new name broadens and simplifies the Company’s corporate name while remaining recognizable to the market and the industry. The board of directors has approved an amendment to its Second Amended and Restated Certificate of Incorporation (the “Charter”), subject to stockholder approval, in order to effect such name change. This amendment to the Charter shall only have the effect of changing the name of the Company in all places where such name appears in the Charter and shall have no further effect on the Charter. Furthermore, the name change will not in any way affect the validity of currently outstanding stock certificates nor will it affect the Company’s ticker symbol “CBEY” on the Nasdaq Stock Market.

Unless marked otherwise, proxies received will be voted “FOR” the Charter amendment to change the Company’s name from “Cbeyond Communications, Inc.” to “Cbeyond, Inc.”

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the Charter amendment.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year beginning January 1, 2006. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our outside auditors. The Audit Committee has adopted a policy which set forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained. The policy requires an individual review by the committee in advance of each service to be provided by Ernst & Young LLP.

In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, the Audit Committee will review its future selection of auditors.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Fees and Services of Ernst & Young LLP

The following table summarizes fees billed to the Company by Ernst & Young LLP during fiscal years 2005 and 2004:

	Fees ($)
Service	2005	2004
Audit Fees (1)	608,198	569,109
Audit-Related Fees (2)	1,103,543	418,350
Tax Fees (3)	80,140	53,720
Other Fees (4)	300	—
Total	1,792,181	1,041,179

(1)	“Audit Fees” relate to professional services rendered for the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements.
(2)	“Audit-Related Fees” relate to services in connection with our Form S-1 filing for our Initial Public Offering in November 2005 and services in connection with our planned initial public offering during 2004 that was postponed until 2005.
(3)	“Tax Fees” relate to services in connection with income and property tax filings.
(4)	“Other Fees” relate to services in connection with continuing education seminars.

The Audit Committee is responsible for appointing our independent registered public accounting firm and overseeing the services it provides to us. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. Under this policy, the Audit Committee has specified categories of audit services, audit-related services and tax services that are pre-approved, subject to appropriate documentation and other requirements. In addition, the Audit Committee has specified categories of other services that our independent registered public accounting firm is precluded from providing to us.

Unless marked otherwise, proxies received will be voted “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Recommendation of the Board of Directors:

The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders must be received by the Secretary of the Company Mr. Fugate, Cbeyond Communications, Inc., 320 Interstate North Parkway, Suite 300, Atlanta, Georgia 30339, no later than April 14, 2007.

The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of the Company’s 2005 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2005 on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cbeyond Communications, Inc., Attn: Investor Relations, 320 Interstate North Parkway, Suite 300, Atlanta, Georgia 30339. Stockholders may also obtain a copy of the Form 10-K by accessing the Company’s website at www.cbeyond.net.

By Order of the Board of Directors

/s/ J. Robert Fugate
J. Robert Fugate, Chief Financial Officer

May 12, 2006

Atlanta, Georgia

APPENDIX A

AUDIT COMMITTEE CHARTER

of the Audit Committee

of CBEYOND COMMUNICATIONS, INC.

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Cbeyond Communications, Inc. (the “Company”) on September 19, 2005.

I. Purpose

The purpose of the Audit Committee (the “Committee”) is to oversee the accounting, auditing and financial reporting practices of the Company. The Committee should provide an appropriate communications channel with the Board, independent auditors and financial management.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

The Committee’s responsibility is limited to oversight. Although the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable laws, rules and regulations. These are the responsibilities of management, the internal auditor (or other persons responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the independent auditor.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II. Membership

The Committee shall be composed of at least three members of the Board; provided, that if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders’ meeting or one year from the occurrence of the vacancy.

Each Committee member must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. Members of the Committee are not required to be engaged in the accounting or auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission (the “SEC”) or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

Each Committee member shall satisfy the independence requirements of the Nasdaq Stock Market and Rules 10A-3(b)(1) under the Exchange Act; provided that if a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, then the member may remain on the Committee until the earlier of the Company’s next annual stockholders’ meeting or one year from the occurrence of the event that caused the member to cease to be independent.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

III. Functions and Authority

The operation of the Committee shall be subject to the provisions of the bylaws of the Company, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law. The Committee shall have the full power and authority to carry out the following responsibilities:

Interaction with the Independent Auditor

1. Appointment and Oversight. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and that independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2. Pre-Approval of Services. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service to be provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3. Independence of the Independent Auditor. The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

•	The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

•	The Committee shall ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

•	The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

•	The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

•	The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent accounting firms.

Annual Financial Statements and Annual Audit

4. Meetings with Management, the Independent Auditor and the Internal Auditor.

•	The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

•	The Committee shall review and discuss with management and the independent auditor: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

•	The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5. Separate Meetings with the Independent Auditor.

•

The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information on any significant disagreements with management and management’s response to such matters. Among the items that the Committee should consider reviewing with the independent auditor are: (a) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (b) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (c) any “management” or “internal control” letter issued, or proposed to be issued by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

•	The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (a) all accounting policies and practices to be used that the independent auditor identifies as critical; (b) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations of internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

•	The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6. Recommendation to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions in paragraph 4 and 5 above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to paragraph 3 above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7. Meetings with Management and the Independent Auditor. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Audit.

8. Appointment and Compensation. The internal auditor shall report directly to the Committee for all matters other than day-to-day administrative matters, for which the internal auditor shall work with the management of the Company. The Committee shall review the appointment, replacement and compensation of the internal auditor.

9. Separate Meetings with the Internal Auditor. The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant Committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities.

10. The Committee shall discuss with management and the independent auditor the Company’s earnings press release (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The

Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

11. The Committee shall review all related-party transactions on an ongoing basis and all such transactions must be approved by the Committee.

12. The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

13. The Committee shall discuss with the Company’s general counsel, or outside counsel, any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

14. The Committee shall request assurances from management, the independent auditor and the Company’s internal auditors that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

15. The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

16. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

17. The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company’s annual proxy statements.

18. The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

19. The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

20. The Committee shall review the Company’s computer information systems with the particular emphasis on procedures, controls and security protection against computer fraud and misuse from both within and outside the Company.

21. The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

22. The Committee shall review and reassess periodically the adequacy of this Charter and submit any recommended changes to the Board for its consideration and approval.

23. The Committee shall perform any other oversight functions as determined by the full Board.

IV. Meetings

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems necessary and desirable. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any person it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

V. Minutes and Reports

Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chair of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

CBEYOND COMMUNICATIONS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, JUNE 23, 2006 AT 9:30 A.M.

The undersigned holder of common stock, par value $0.01, of Cbeyond Communications, Inc. (the “Company”) hereby appoints J. Robert Fugate as proxy for the undersigned, with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 23, 2006 at 9:30 a.m. local time, at Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia 30339, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

CBEYOND COMMUNICATIONS, INC.

June 23, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE CLASS I DIRECTOR, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Class I Director			2. Amendment of Second Amended and Restated Certificate of Incorporation	☐	☐	☐
NOMINEE:
☐	FOR THE NOMINEE James N. Perry, Jr.		3. Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2006	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR THE NOMINEE		4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the Proposals are fully explained.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.